Exhibit 99.3
Tollgrade Communications, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On August 1, 2007, Tollgrade Communications, Inc. (hereafter “Tollgrade” or the “Company”) completed its acquisition of the assets of the Teradyne Broadband Test Systems (“Broadband Test Systems”). Broadband Test Systems was a division of Teradyne, Inc. (the “Teradyne”). Under the terms of the purchase agreement, Tollgrade paid $11.3 million in cash to Teradyne plus the assumption of specific liabilities. Additional cash payments of approximately $0.4 million were made for transaction costs.
The acquisition was recorded under the purchase method of accounting in accordance with the provisions of SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and other Intangible Assets.” The preliminary allocation of purchase price used in the unaudited pro forma condensed combined financial statements is based on management’s estimates of the fair market value of the assets acquired and liabilities assumed. These estimates are subject to change upon the final valuation of the Broadband Test Systems acquired assets and liabilities.
The unaudited pro forma condensed combined Balance Sheet of Tollgrade and Broadband Test Systems as of June 30, 2007 is presented as if the Broadband Test Systems acquisition and related cash payments occurred on June 30, 2007.
The unaudited pro forma condensed combined Statement of Operations of Tollgrade and Broadband Test Systems for the year ended December 31, 2006 and the six months ended June 30, 2007 are presented as if the Broadband Test Systems acquisition and related cash payment had taken place on January 1, 2006.
The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Tollgrade and Broadband Test Systems after giving effect to cash payments to finance the acquisition, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the acquisition and cash payments been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of the Company. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma statements of operations do not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined companies.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Tollgrade’s annual reported filed on Form 10-K for the year ended December 31, 2006 and quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

Tollgrade Communications, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2007
(In thousands)

		Broadband Test
	Tollgrade	Systems	Pro Forma		Pro Forma
ASSETS	Historical	Historical	Adjustments		Combined

Current assets:
Cash and cash equivalents	$54,171	$—	$(11,700	)(A)	$42,471
Short-term investments	12,761				12,761
Accounts receivable:
Trade, net of allowance for doubtful accounts of $447 in 2007	9,994	4,921			14,915
Other	1,460				1,460
Inventories	11,888	500	249	(B)	12,637
Prepaid expenses and deposits	958	267			1,225
Receivable from officer	145				145
Deferred and refundable income taxes	2,262				2,262
Assets held for sale	589	4,273	(4,273	)(C)	589

Total current assets	94,228	9,961	(15,724)		88,465
Property and equipment, net	3,209	723	(9	)(N)	3,923
Deferred tax assets	—	264	(264	)(D)	-
Intangibles	40,400		8,549	(E)	48,949
			(101	)(N)	(101)
Goodwill	23,836		—	(N)	23,836
Other assets	664	55	(55	)(F)	664

Total assets	$162,337	$11,003	$(7,604)		$165,736

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,215	240			1,455
Accrued warranty	2,040				2,040
Accrued expenses	1,308	796	462	(M)	2,566
Accrued salaries and wages	428	1,008	(1,008	)(F)	428
Accrued royalties payable	305				305
Deferred revenue and customer advances	2,984	1,260	(101	) (G)	4,143

Total current liabilities	8,280	3,304	(647)		10,937
Deferred tax liabilities	3,386				3,386
Retirement plans liabilities	—	—	742	(H)	742

Total liabilities	11,666	3,304	95		15,065

Commitments and contingencies
Shareholders’ equity/Parent Company equity	150,671	7,699	(7,699	) (I)	150,671

Total liabilities and shareholders’ equity	$162,337	$11,003	$(7,604)		$165,736

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Tollgrade Communications, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2006
(In thousands, except per share data)

		Broadband Test
	Tollgrade	Systems	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Revenues:
Products	$52,358	$6,145	$—		$58,503
Services	13,036	14,743			27,779

	65,394	20,888			86,282

Cost of sales:
Products	25,277	5,176			30,453
Services	4,543	6,996			11,539
Amortization	3,419		1,777	(J)(E)	5,196
Inventory write-down	4,308				4,308

	37,547	12,172	1,777		51,496

Gross profit	27,847	8,716	(1,777)		34,786

Operating expenses:
Selling and marketing	10,552	4,914			15,466
General and administrative	7,981	2,981			10,962
Research and development	13,276	6,267			19,543
Restructuring expense	1,840	1,924			3,764

Total operating expense	33,649	16,086			49,735

Loss from operations	(5,802)	(7,370)	(1,777)		(14,949)
Other income:
Interest income	2,755	—	(590	)(K)	2,165

Total other income	2,755	—	(590)		2,165
Loss before income taxes	(3,047)	(7,370)	(2,367)		(12,784)
Benefit for income taxes	(1,213)	(108)	—	(L)	(1,321)

Net loss	$(1,834)	$(7,262)	$(2,367)		$(11,463)

EARNINGS PER SHARE INFORMATION:

Weighted average shares of common stock and equivalents:
Basic	13,239	—	—		13,239
Diluted	13,239	—	—		13,239

Net loss per common share:
Basic	$(0.14)	—	—		$(0.87)
Diluted	$(0.14)	—	—		$(0.87)

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Tollgrade Communications, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the six months ended June 30, 2007
(In thousands, except per share data)

		Broadband Test
	Tollgrade	Systems	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Revenues:
Products	$21,449	$2,714	$—		$24,163
Services	5,774	7,510			13,284

	27,223	10,224			37,447

Cost of sales:
Products	9,503	1,241	(59	)(O)	10,685
Services	1,760	3,899	(183	)(O)	5,476
Amortization	1,138	—	889	(J)(E)	2,027

	12,401	5,140	647		18,188

Gross profit	14,822	5,084	(647)		19,259

Operating expenses:
Selling and marketing	4,510	1,344	(28	)(O)	5,826
General and administrative	4,448	1,233	(33	)(O)	5,648
Research and development	5,945	1,751	(145	)(O)	7,551
Restructuring expense	594	170	—		764

Total operating expense	15,497	4,498	(206)		19,789

(Loss) income from operations	(675)	586	(441)		(530)
Other income:
Interest income	1,516	—	(295	)(K)	1,221

Total other income	1,516	—	(295)		1,221

Income (loss) before income taxes	841	586	(736)		691
Provision (benefit) for income taxes	280	194	(287	)(L)	187

Net income (loss)	$561	$392	$(449)		$504

EARNINGS PER SHARE INFORMATION:

Weighted average shares of common stock and equivalents:
Basic	13,257	—	—		13,257
Diluted	13,480	—	—		13,480

Net income per common share:
Basic	$0.04	—	—		$0.04
Diluted	$0.04	—	—		$0.04

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
TOLLGRADE COMMUNICATIONS, INC.
1.     Acquisition of the business of Broadband Test Systems of Teradyne, Inc.
On August 1, 2007, Tollgrade Communications, Inc. (hereafter “Tollgrade” or the “Company”) completed its acquisition of the business of Teradyne Broadband Test Systems (“Broadband Test Systems”). Broadband Test Systems was a division of Teradyne, Inc. (“Teradyne”). Under the terms of the purchase agreement, Tollgrade paid $11.3 million in cash to Teradyne plus the assumption of specific liabilities. Additional cash payments of approximately $0.4 million were made for transaction costs.
Preliminary Purchase Price
The total preliminary purchase price is estimated at $11.7 million and consists of $11.3 million paid to Teradyne and cash paid of $0.4 million for transaction costs. We do not foresee any additional cash payments to Teradyne as a result of the finalization of the net assets acquired.
Preliminary Purchase Price Allocation
The total preliminary purchase price will be allocated to the Broadband Test Systems tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of June 30, 2007. Based upon a preliminary valuation, the total preliminary purchase price was allocated as follows (in thousands):

Net assets of Broadband Test Systems — historical basis	$7,699
Adjustments for assets not acquired:
Assets held for sale	(4,273)
Deferred tax asset	(264)
Long-term other assets	(55)
Adjustments for liabilities not assumed:
Accrued salaries and wages	1,008
Retirement plan liability assumed	(742)

Net assets acquired by Tollgrade	3,373

Adjustments to record net assets at fair value:
Fair value of inventories, net	249
Fair value of intangible assets	8,549
Fair value of deferred revenue	101
Acquisition related reserves	(462)

Fair value of net assets acquired	11,810
Purchase price	11,700

Excess fair value of acquired assets over costs	$(110	)(N)

The preliminary allocation of the purchase price is based upon a preliminary valuation, as described below, and Tollgrade’s estimates and assumptions are subject to change upon final valuation.
Tangible Assets:
Tangible assets were recorded at their respective carrying amounts, except for inventory. Tollgrade increased Broadband Test Systems’ historical net carrying value of certain inventory by $249,000 in the pro forma condensed combined pro forma Balance Sheet to reflect its fair market value. The property and equipment, net are recorded at carrying value, which the Company believes approximates fair value.
Identifiable Intangible Assets:
Identifiable intangible assets acquired include post warrant service agreements, technology, trade name and patents. Maintenance contracts represent the underlying relationships and agreements with customers of Broadband Test Systems’ installed base.
The fair value of intangible assets was based on a preliminary valuation using either the discounted cash flow method or the relief from royalty method as well as discussions with Broadband Test Systems management and a review of certain transaction-related documents and forecasts. The rate utilized to discount net cash flows to their present values ranged from 18% to 24%. This discount rate was determined after consideration of similar companies’ required rates of return, utilizing Capital Asset Pricing Model.
Estimated useful lives were based on historical experience with technology life cycles, product roadmaps, branding strategy, historical and projected maintenance renewal rates, historical treatment of Tollgrade’s acquisition-related intangible assets and Tollgrade’s intended future use of the intangible assets.
Deferred Revenue:
Tollgrade reduced the Broadband Test Systems’ historical deferred revenue carrying value by $101,000 in the unaudited pro forma condensed combined balance sheet to reflect its fair market value.
Pension Obligation:
Tollgrade acquired the pension obligation of three employees based in Germany (the “Pension Plan”). Tollgrade determined the pension obligation in accordance with Statement of Financial Accounting Standards No. 158 (“SFAS 158”)- Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. The Pension Plan is unfunded.
3.     Pro Forma Adjustments
The following pro forma adjustments are included in the unaudited pro forma condensed combined Balance Sheet and Statements of Operations for the respective periods ended December 31, 2006 and June 30, 2007:
(A)	To record the cash paid to Teradyne of $11.3 million and cash paid of $0.4 million for transaction costs.

(B)	To increase the carrying value of inventories to estimated selling prices less the cost of disposal and selling effort.

(C)	To remove assets that are classified as held for sale but were not part of the acquisition by Tollgrade. The assets held for sale represent the former Broadband Test Systems corporate headquarters and operations facility owned by Teradyne. Tollgrade did not purchase the corporate headquarters and operations facility.

(D)	The transaction is an acquisition of assets, therefore historical tax basis does not transfer to Tollgrade and as such, deferred taxes must be eliminated.

(E)	To record the difference between the preliminary fair value and the historical amount of intangible assets (in thousands):

	Historical	Preliminary				Estimated
	Amount	Fair		Annual	Six Months	Useful
	-Net-	Value	Increase	Amortization	Amortization	Life
Post warranty service agreements	$—	$6,250	$6,250	$1,323	$662	3-48 years
Technology	—	920	920	89	45	10 years
Customer relationships	—	576	576	130	65	10 years
Other	—	803	803	235	117	3-10 years

Total identifiable intangible assets	—	$8,549	$8,549	$1,777	$889

Broadband Test Systems historical amortization				—	—

Net increase in amortization				$1,777	$889

The annual amortization is the estimated expense for the first 12 months. The amortization expense will change in subsequent years as the expense is being calculated based on the usage of the asset which differs from straight-line amortization. Refer to (J).
(F)	To eliminate other long-term assets and accrued salaries and wages that were excluded from the asset purchase agreement.

(G)	To adjust the historical carrying value of deferred revenue to fair market value.

(H)	To record the obligation associated with the German Pension Plan. This obligation was assumed by Tollgrade.

(I)	To eliminate Broadband Test Systems’ historical parent company equity.

(J)	To record amortization expense related to intangible assets acquired.

Amortization expense was estimated for finited lived intangible asset using an accelerated amortization expense which reflects the pattern in which the economic benefits of the assets are consumed or otherwise used. Software-related intangible assets are amortized based on the greater of the amount computed using the ratio that current gross revenues bear to the total of current and anticipated future gross revenues for that product, or straight-line method over the remaining estimated economic life. All amortization of intangible assets is recorded in cost of goods sold.

(K)	This adjustment represent interest income foregone at a weighted-average rate of 5.0% due to cash paid for the acquisition and transaction costs.

(L)	This adjustment represents the income tax benefit related to pro forma adjustments recorded in the unaudited condensed combined statements of operations assuming a statutory rate of 39%. We also establish a 100% valuation allowance for the tax benefit recorded as of December 31, 2006 as we do not believe that the tax benefit would be realized.

(M)	In connection with the acquisition, Tollgrade established a plan to relocate employees and to close or relocate certain facilities consisting of $0.2 million for employee relocation and $0.3 million for lease termination costs.

(N)	Based on our preliminary allocation of purchase price, the net assets acquired exceeded the total purchase price of $11.7 million. The excess fair value was allocated on a pro rata basis reducing the value assigned to property and equipment, net and intangible assets.
     Excess Fair Value of Acquired Assets Over Costs Allocation (in thousands):

	Broadband Test
	Systems	Pro Forma	Excess FV	Pro Forma
	Historical Basis	Adjustment	Allocation	Combined
Property and equipment, net	$723	$—	$(9)	$714
Intangible assets	—	8,549	(101)	8,448

Total	$723	$8,549	$(110)	$9,162

(O)	To remove occupancy and other related costs associated with assets that are classified as held for sale but were not part of the acquisition by Tollgrade. These costs are included in the historical June 30, 2007 unaudited condensed combined statement of operations of Broadband Test Systems.